Additional Contract Specifications

Rider: Guaranteed Minimum Death Benefit Enhancement		Rider Effective Date: [September 1, 2011]

Covered Life (Annuitant):	[William Penn]	Age of Covered Life:	[45	]
[Covered Life (Joint Annuitant):]	[Elisabeth Penn]	[Age of Covered Life:]	[45	]

Issue Age Requirements:

Minimum Issue Age	[0]
Maximum Issue Age	[75]

Issue age for the Rider is determined by the Age Nearest Birthday of the Covered Life(ves).

Guaranteed Minimum Death Benefit:

Maximum Death Benefit Enhancement	[$1,000,000]
Maximum Step-Up Age	[80]

Guaranteed Minimum Death Benefit Base Enhancement True-Up:

Guaranteed Minimum Death Benefit Enhancement True-Up Waiting Period	[36 months]
Guaranteed Minimum Death Benefit Enhancement True-Up Percentage	[100%]

Rider Charge:

Initial Rider Charge:	[0.35%]
Maximum Rider Charge:	[0.75%]
Maximum Rider Charge Increase*:	[0.15%]
Dates on which Rider Charge is deducted:	[February 28]
[May 31]
[August 31]
[November 30]

*per increase

The Rider Charge is the annual percentage of the Guaranteed Minimum Death Benefit Base and is assessed quarterly while there is Contract Value. The initial Rider Charge is in effect on the Rider Effective Date and is guaranteed under the conditions stated in the Contract. Utilization of Step-Ups, changes to investment allocations, or other changes may increase the Rider Charge, and the Rider Charge can be changed by the Company. All Rider Charge changes are subject to the Maximum Rider Charge and the Maximum Rider Charge Increase.

Investment Allocation Options:

At the present time, allocation of funds to Fixed Interest Options is not permitted with the presence of this Rider and no asset investment allocation program is required for variable Subaccounts with the presence of this Rider. If the Company requires an investment allocation program in the future, or if there is a change to an existing program, the Contract Owner will be notified in writing 60 days prior to the new investment allocation program or a change to the program becoming effective. The new program or changes to an existing program will apply to existing and new purchasers of this benefit. If the investment allocation program is required, the Company reserves the right to add or change limitations and the way they are administered in the future.

Variable Account Options: [No Restrictions]

Fixed Account Options: [Allocation of funds to Fixed Interest Options is not permitted with Guaranteed Minimum Death Benefit]

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